NEWS RELEASE

Cleveland-Cliffs Announces Portman Limited’s
Board Authorizes Share Tender Program

CLEVELAND—May 21, 2008—Cleveland-Cliffs Inc (NYSE: CLF) today announced that the Board of Directors of Portman Limited (ASX: PMM), an Australian iron ore producer majority owned by Cliffs, has authorized a tender offer to repurchase up to 16.5 million shares, or 9.39% of its common stock. Cliffs currently owns more than 80% of the approximately 176 million shares outstanding in Portman and has indicated it will not participate in the tender buy-back.

Certain shareholders of record on June 3, 2008, will be permitted to participate in the voluntary tender offer. Excluded foreign persons, including shareholders residing in the U.S. and U.S. persons, will not be eligible to participate in the buy-back.

Eligible shareholders may offer to sell some or all of their shareholdings at a fixed-price discount of 14% to the volume weighted average price of Portman shares traded on ASX during the five trading days after this announcement. The tender period will close on June 24, 2008. To the extent tenders are received for the buy-back in excess of 9.39% of Portman’s outstanding shares, a scale-back process will be applied.

The program, if fully executed, would increase Cliffs’ ownership position to approximately 89%.

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Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 80% of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30% interest in the Amapá Project, a Brazilian iron ore project, and a 45% economic interest in the Sonoma Project, an Australian coking and thermal coal project.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: uncertainty as to whether any current shareholders of Portman will participate in the announced buy-back; the potential impact of an increased ownership percentage of Portman, including increased exposure to changes in Asian iron ore demand and market forces that could potentially negatively impact international iron ore markets; increased exposure to international currency exchange rates; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com

SOURCE: Cleveland-Cliffs Inc

CONTACT:

Steve Baisden

Director, Investor Relations and Corporate Communications

(216) 694-5280

srbaisden@cleveland-cliffs.com

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